EL PASO ENERGY PARTNERS, L.P. ANNOUNCES
      ASSET REDEPLOYMENT AND DISTRIBUTION INCREASE TO UNITHOLDERS

HOUSTON,  TEXAS,  JANUARY  29,  2001-El  Paso  Energy  Partners,   L.P.
announced today that it has entered into a series of transactions resulting in further business diversification and an increase in cash flow to the Partnership. As a result of these transactions, the Board of Directors has pre-approved an increase in the quarterly distribution to common unitholders of $0.10 per year to a quarterly rate of $0.575 per unit (an annualized distribution of $2.30 per common unit). The increase will be effective for the distribution that is scheduled to be paid in May 2001.
     The transactions involve the sale of certain offshore Gulf of Mexico pipeline assets to third parties for approximately $134 million cash. Additionally, El Paso Energy Corporation will make payments totaling $29 million to the Partnership in quarterly installments of $2.25 million in the first three years and $2 million in the first quarter of 2004. The first installment will be made on or before March 31, 2001. The offshore assets to be sold include the Partnership's interests in the Stingray, UTOS, Nautilus, Manta Ray, Nemo, Green Canyon, and Tarpon systems. Following the sales, the Partnership will continue to own significant offshore interests and operate the High Island Offshore system, East Breaks Gathering, Viosca Knoll Gathering, and Poseidon Oil Pipeline systems and will continue to aggressively pursue its offshore pipeline and platform development strategy.
     The Partnership will use proceeds from the dispositions to purchase South Texas fee-based natural gas liquids (NGLs) transportation and fractionation assets acquired by El Paso Field
Services in December 2000. These transactions will result in a recorded net book loss of approximately $22 million. The assets being sold generated adjusted EBITDA to the partnership of approximately $18 million during the 12-month period ending December 31, 2000, while the assets to be acquired generated EBITDA of approximately $26 million during the same period, enabling the partnership to implement the increase in its quarterly distribution announced today. The opportunity to effectuate these transactions arose as a result of the acquisition by general partner El Paso Energy Corporation of the natural gas and natural gas liquids businesses of PG&E Gas Transmission, Texas Corporation and PG&E Gas Transmission Teco, Inc. and its merger with The Coastal Corporation.
     "These transactions provide solid long-term Partnership cash flow and allow us to continue our plan to diversify and grow the Partnership's sources of cash flow," said Robert G. Phillips, chief executive officer of the Partnership. "In the past year, we have acquired assets with pro-forma cash flows of $41 million, adding to our existing business mix of offshore oil and gas pipelines and platforms, the midstream businesses of coal bed methane gas gathering, natural gas storage, and now fee-based transportation and fractionation of NGLs. During this period, we have been able to share the increased cash flow with our unitholders through three distribution increases to a current annual rate of $2.30 per unit."
     The assets to be acquired from El Paso Field Services include more than 600 miles of NGL gathering and transportation pipelines and three fractionation plants located in South Texas. The NGL pipeline system is comprised of 379 miles of y-grade pipeline used to gather and transport unfractionated NGLs from various processing plants to the Shoup Plant, located in Corpus Christi, the largest of the three fractionators acquired. The system also includes 177 miles of pipelines that deliver fractionated products such as ethane, propane, and butane to refineries and petrochemical end-users along the Texas Gulf Coast and to common carrier NGL pipelines. The three fractionation facilities consist of approximately 96,000 barrels per day of capacity that operated at more than 90 percent of capacity during 2000. These transportation and fractionation assets receive deliveries of NGLs from El Paso Field Services' extensive South Texas gathering and processing infrastructure, which includes seven processing plants with capacity of 1.3 billion cubic feet of natural gas per day.
     "We believe the advantages of these transactions to the Partnership are significant," continued Phillips. "The Partnership will enjoy a more diversified business platform and the benefits of its relationship with its general partner, a wholly owned subsidiary of El Paso Energy Corporation, which is now the largest and most broadly based natural gas company in the world. The newly acquired South Texas NGL assets, along with the expected initiation of service on our Prince Platform in mid-2001, full-year results from Crystal Gas Storage, stable offshore throughput volumes on our oil and gas pipeline systems, and higher commodity prices for our equity production, will help us achieve our goal of increasing our distribution to unitholders by 10 percent in 2001 while generating approximately $155 million in adjusted EBITDA."
     The Partnership believes its net income for 2001 will be in the range of $40 million to $50 million excluding the aforementioned non-cash loss associated with these transactions.
     El Paso Energy Partners, L.P. is a publicly owned master limited partnership. The partnership owns and operates a diversified set of midstream assets including five offshore natural gas and oil pipelines and five production handling platforms located in the Gulf of Mexico, a strategically located salt dome storage facility with 7.2 billion cubic feet of current storage capacity in Mississippi, and a 450-mile coal bed methane gathering system in Alabama. Visit El Paso Energy Partners on the Web at www.elpasopartners.com.


       CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
     This release includes forward-looking statements and projections, made in reliance on the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. El Paso Energy Partners has made every reasonable effort to ensure that the information and assumptions on which these statements and projections are based are current, reasonable, and complete. However, a variety of factors could cause actual results to differ materially from the projections, anticipated results, or other expectations expressed in this release, including, without limitation, oil and natural gas prices; continued drilling, exploration and production activity in the United States and areas of the Gulf of Mexico served by El Paso Energy Partners; and successful negotiation of customer contracts on its pipelines, platforms, and storage facilities. While the partnership makes these statements and projections in good faith, neither the partnership nor its management can guarantee that the anticipated future results will be achieved. Reference should be made to El Paso Energy Partners' (and its affiliates') Securities and Exchange Commission filings for additional important factors that may affect actual results.

                                 # # #

Contacts:

        Public Relations                 Investor Relations
        Norma F. Dunn                    Bruce L. Connery
        El Paso Energy Corporation       El Paso Energy Corporation
        Senior Vice President            Vice President
        Office:  (713) 420-3750          Office:  (713) 420-5855
        Fax:     (713) 420-3632          Fax:     (713) 420-4417